Exhibit 10.18

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT AND CONSENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT AND CONSENT (this “Amendment”), dated as of October 26, 2004, is entered into by and among the financial institutions signatory hereto (each a “Lender” and collectively the “Lenders”), Congress Financial Corporation, a Delaware corporation (“Congress”), as administrative and collateral agent for the Lenders and for the Bank Product Providers (in such capacity, “Administrative and Collateral Agent”) and Congress and Goldman Sachs Credit Partners, L.P., a Bermuda limited partnership (“GSCP”), as co-lead arrangers for the credit facility (in such capacities, each a “Co-Lead Arranger” and collectively the “Co-Lead Arrangers”) and as co-syndication agents for the credit facility (in such capacities, each a “Co-Syndication Agent” and collectively the “Co-Syndication Agents”), Bank of America, N.A., Wells Fargo Foothill, LLC, and JPMorgan Chase Bank as documentation agents (in such capacities, each a “Documentation Agent” and collectively the “Documentation Agents”) and BlueLinx Corporation, a Georgia corporation (“Borrower”).

RECITALS

A.          Borrower, Administrative and Collateral Agent, the Co-Lead Arrangers, the Co-Syndication Agents, the Documentation Agents and the Lenders have previously entered into that certain Loan and Security Agreement dated May 7, 2004 (the “Loan Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B.           Parent is making an initial public offering of its common stock pursuant to that certain Registration Statement on Form S-l (Registration No. 333-118750) filed with the Securities and Exchange Commission on September 2, 2004, and all amendments thereto (the “IPO”).

C.           Borrower, Administrative and Collateral Agent, the Co-Lead Arrangers, the Co-Syndication Agents, the Documentation Agents and the Lenders now wish to amend the Loan Agreement and consent to certain events on the terms and conditions set forth herein.

D.           Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Administrative and Collateral Agent’s, either Co-Lead Arranger’s, either Co-Syndication Agent’s, cither Documentation Agent’s or any Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendments to Loan Agreement. Upon the consummation of the IPO, upon Parent making a capital contribution to Borrower in an amount of at least One Hundred Million Dollars ($100,000,000), and upon prepayment of the Indebtedness of Borrower under the Term Loan Agreement in accordance with Section 2 of this Amendment:

(a)           The following is hereby added to the Loan Agreement as Section 1.2.1:

“ ‘Acquisition’ shall mean (a) any Stock Acquisition, or (b) any Asset Acquisition.”

(b)          The following is hereby added to the Loan Agreement as Section 1.8.1:

“ ‘Asset Acquisition’ shall mean the purchase or other acquisition by Borrower of all or substantially all of the assets of any other Person engaged in substantially the same or a related business as Borrower.”

(c)           The following is hereby added to the Loan Agreement as Section 1.80.1:

“ ‘Modified Adjusted Excess Availability’ shall mean the amount, as determined by Administrative and Collateral Agent, calculated at any time, equal to: (a) Excess Availability minus (b) the sum of: (i) the aggregate amount of outstanding and unpaid trade payables and other obligations of Borrower which are more than thirty (30) days past due as of the end of the month most recently ended, plus (ii) the amount of checks issued by Borrower to pay trade payables and other obligations which are more than thirty (30) days past due as of the end of the month most recently ended.”

(d)          The following is hereby added to the Loan Agreement as Section 1.93.1:

“ ‘Permitted Acquisitions’ shall mean any Acquisition so long as: (a) Modified Adjusted Excess Availability at all times for the thirty (30) day period prior to the closing date for such Acquisition, and on the closing date for such Acquisition after giving effect to such proposed Acquisition, shall be equal to or greater than $70,000,000; (b) no Default or Event of Default has occurred and is continuing or would result from the consummation of the proposed Acquisition; (c) both before and after giving effect to such proposed Acquisition, Borrower’s Fixed Charge Coverage Ratio, on a consolidated basis, shall not be less than 1.1 to 1.0; (d) Borrower shall have provided Administrative and Collateral Agent with written notice of the proposed Acquisition not less than ten (10) Business Days prior to the anticipated closing date of the subject Acquisition; (e) Administrative and Collateral Agent, for the ratable benefit of the Lenders and the Bank Product Providers, shall be granted a first priority security interest (subject to the security interests, mortgages, pledges, liens, charges and other encumbrances otherwise permitted under Section 9.8 hereof) in all assets (including any Capital Stock) acquired by Borrower and all assets (including any Capital Stock) owned by any Person acquired by Borrower as part of such Acquisition and the Borrower shall, and shall cause any applicable Subsidiary to, execute any documents and take all actions that may be required under applicable law or that Administrative and

Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect such security interest, all in form and substance satisfactory to Administrative and Collateral Agent; and (f) in the case of a Stock Acquisition, in Administrative and Collateral Agent’s election, either (i) Borrower shall cause the acquired Person to execute a general continuing secured guaranty in favor of Administrative and Collateral Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in form and substance satisfactory to Administrative and Collateral Agent; or (ii) the acquired Person shall become a borrower subject to the terms hereunder and subject to such acquired Person and Borrower executing such documentation requested by Administrative Agent in its reasonable discretion.”

(e)           The following is hereby added to the Loan Agreement as Section 1.131.1

“ ‘Stock Acquisition’ shall mean the purchase or other acquisition by Borrower of all or substantially all of the Capital Stock of any other Person engaged in substantially the same or a related business as Borrower.”

(f)           Section 1.91 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“ ‘Parent’ shall mean BlueLinx Holding Inc., a Delaware corporation, as successor in interest by merger to ADP Distribution Holdings Inc., a Georgia corporation.”

(g)          Section 1.23 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“ ‘Change of Control’ shall mean (a) the liquidation or dissolution of Borrower or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower; (b) the failure of the Permitted Holders to, directly or indirectly, own and control at least thirty percent (30%) of the Voting Stock of Borrower if either: (i) any other Person and/or one or more of its Affiliates, collectively, own or control more of the Voting Stock of Borrower than the Permitted Holders; or (ii) any other Person and/or one or more of its Affiliates, collectively, own or control more than twenty percent (20%) of the Voting Stock of Borrower; (c) the failure of the Permitted Holders to, directly or indirectly, own and control at least thirty percent (30%) of the Capital Stock of Borrower if either: (i) any other Person and/or one or more of its Affiliates, collectively, own or control more of the Capital Stock of Borrower than the Permitted Holders; or (ii) any other Person and/or one or more of its Affiliates, collectively, own or control more than twenty percent (20%) of the Capital Stock of Borrower; or (d) the failure of Borrower to own one hundred percent (100%) of the Capital Stock of each of its Subsidiaries that is an Obligor or is otherwise party to any of the Financing Agreements.”

(h)           Section 1.69(b) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(b)         So long as no Event of Default has occurred and is continuing, beginning with the first Interest Period commencing after Administrative and Collateral Agent’s timely receipt of Borrower’s financial statements required to be delivered pursuant to this Agreement for the second full fiscal quarter elapsing after the date of this Agreement, and for each Interest Period commencing after delivery of Borrower’s financial statements required to be delivered pursuant to this Agreement for each fiscal quarter thereafter, effective on the first day of such Interest Period, the Interest Rate will be adjusted to be: (i) as to Prime Rate Loans, a per annum rate equal to the Prime Rate plus the “Applicable Prime Rate Margin” set forth below based on either (A) Borrower’s Adjusted EBITDA as of the end of such fiscal quarter when determined as of a fiscal quarter ending prior to the date that is 12 fiscal months after the Closing Date or (B) Borrower’s EBITDA as of the end of such fiscal quarter when determined as of a fiscal quarter ending after the date that is 12 fiscal months after the Closing Date; and (ii) as to Eurodollar Rate Loans, a per annum rate equal to the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Administrative and Collateral Agent of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower) plus the “Applicable Eurodollar Rate Margin” set forth below based on either (A) Borrower’s Adjusted EBITDA as of the end of such fiscal quarter if determined as of a fiscal quarter ending prior to the date that is 12 fiscal months after the Closing Date or (B) Borrower’s EBITDA as of the end of such fiscal quarter for the prior 12 month period then ended if determined as of a fiscal quarter ending after the date that is 12 fiscal months after the Closing Date; provided, however, in each case, if the Borrower has not delivered the financial statements required to be delivered to Administrative and Collateral Agent hereunder within the time frames specified herein, without limiting any other provision of this Agreement, until such financial statements are delivered to Administrative and Collateral Agent in accordance with this Agreement, the Interest Rate shall be calculated using the highest Applicable Prime Rate Margin or the highest Applicable Eurodollar Rate Margin, as applicable, set forth below:

	Applicable	Applicable
EBITDA	Prime Rate Margin	Eurodollar Rate Margin

Greater than $160,000,000	0.25	1.75

Greater than $130,000,000 but equal to or less than $160,000,000	0.50	2.00

Greater than $100,000,000 but equal to or less than $130,000,000	0.75	2.25

Greater than $70,000,000 but equal to or less than $100,000,000	1.00	2.50

Equal to or less than $70,000,000	1.25	2.75	”

(i)            Clause (a) of Section 9.2 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(a)         gives Administrative and Collateral Agent thirty (30) days prior written notice from Borrower of the intended opening of any such new location (or ten (10) days prior written notice of the intended opening if such new location is acquired in connection with a Permitted Acquisition) and”

(j)            Section 9.6(c) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(c)         Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Administrative and Collateral Agent copies of all reports which Borrower or Parent sends to its stockholders generally and copies of all reports and registration statements which Borrower or Parent files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.”

(k)           Sections 9.7(b)(ii) and (iii) of the Loan Agreement are hereby amended and restated to read in their entirety as follows:

“(ii)         the disposition of worn-out or obsolete Equipment so long as (A) any proceeds are deposited to the Blocked Account or, so long as the Term Loan Intercreditor Agreement is in effect, a deposit or investment account that constitutes Term Loan Priority Collateral, and (B) such sales do not involve Equipment having an aggregate fair market value in excess of Twenty Million Dollars ($20,000,000) for all such Equipment disposed of in any fiscal year of Borrower; provided, however, if such sales of Equipment in any fiscal year involve Equipment having an aggregate fair market value of less than $20,000,000 (such difference referred to herein as an “Unused Equipment Sale Allowance”), up to $10,000,000 of such Unused Equipment Sale Allowance may be sold in the succeeding fiscal year;

(iii)          the disposition of assets other than Accounts, Inventory or worn-out or obsolete Equipment so long as (A) any proceeds are deposited to the Blocked Account or, so long as the Term Loan Intercreditor Agreement is in effect, a deposit or investment account that constitutes Term Loan Priority Collateral, and (B) such sales do not involve assets having an aggregate fair market value in excess of Twenty Million Dollars ($20,000,000) for all such assets disposed of in any fiscal year of Borrower; and”

(l)            The following is hereby added to the Loan Agreement as Section 9.7(b)(v):

“(v)         the sale and leaseback of Equipment so long as (A) any proceeds are deposited to the Blocked Account or, so long as the Term Loan Intercreditor Agreement is in effect, a deposit or investment account that constitutes Term Loan Priority Collateral, and (B) such sale and leaseback transactions do not involve Equipment having an aggregate fair market value in excess of Ten Million Dollars ($10,000,000) for all such Equipment sold and leased in such transactions in any fiscal year of Borrower;”

(m)          Sections 9.9(b) and (c) of the Loan Agreement are hereby amended and restated to read in their entirety as follows:

“(b)         purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) not to exceed Twenty Million Dollars ($20,000,000) in the aggregate at any time outstanding so long as such security interests do not apply to any property of Borrower or any Subsidiary of Borrower other than the Equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment so acquired;

(c)           purchase money mortgages on Real Property not to exceed Thirty-Five Million Dollars ($35,000,000) in the aggregate at any time outstanding so long as such mortgages do not apply to any property of Borrower or any Subsidiary of Borrower other than the Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Real Property so acquired;”

(n)           Section 9.9(j) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(j)          to the extent subject to the intercompany subordination agreement described in Section 4.1(1) and otherwise permitted under Section 9.10 hereof (i) Indebtedness of Borrower or its Subsidiaries to any other Subsidiary or Borrower, (ii) Indebtedness of a Subsidiary of Borrower to Borrower, or (iii) Indebtedness of Borrower to Parent;”

(o)           Section 9.9(o) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(o)         unsecured Indebtedness of Borrower to any third person arising after the date hereof in an amount at any one time outstanding not to exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate for all such Indebtedness to all such third persons; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness, (ii) Borrower shall not, directly or indirectly, (A) without the prior written consent of Administrative and Collateral Agent, amend, modify, alter or change the terms of such Indebtedness in a manner materially more adverse to the Lenders or so as to make the terms thereof materially more burdensome or restrictive to Borrower, in each case, than the terms thereof in effect prior to such amendment, modification, alteration or change, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Administrative and Collateral Agent all material notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and”

(p)           The following is hereby added to the Loan Agreement as Section 9.9(p):

“(p)         unsecured Indebtedness of Borrower to sellers incurred as part of the purchase price in connection with any Permitted Acquisitions not to exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate at any one time outstanding, so long as such Indebtedness is subordinated to the Obligations under terms and conditions reasonably satisfactory to Administrative and Collateral Agent.”

(q)           The following is hereby added to the Loan Agreement as Section 9.10(i):

“(i)          investments made by Borrower in connection with a Permitted Acquisitions; provided, however, in the case of a Permitted Acquisition which is an Asset Acquisition, the assets acquired by Borrower shall not be included in the calculation of the Borrowing Base until the Administrative and Collateral Agent shall have had the opportunity to perform a field examination and appraisal through its examiners or through representatives that it may retain in order to determine the eligibility of such assets for inclusion in the calculation of the Borrowing Base.”

(r)            Section 9.11(e) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(e)         commencing at the conclusion of Borrower’s fiscal year ending 2004, Borrower may pay dividends to Parent in an aggregate amount not to exceed the sum of (x) 50% of Borrower’s cumulative Net Income earned since the Closing Date; (y) 50% of the first $100,000,000 of capital contributions made by Parent to Borrower after October 26, 2004; and (z) 100% of each capital contribution made by Parent to Borrower after such first $100,000,000 of capital contributions; so long as: (i) Borrower does not pay dividends to Parent in excess of Twenty-Five Million Dollars ($25,000,000) in the aggregate in any fiscal year of Borrower; (ii) no Default or Event of Default exists at the time of any such dividend or would occur after giving effect thereto; (iii) both immediately before and after giving effect to any such dividend, Modified Adjusted Excess Availability is at least $70,000,000; and (iv) prior to the making of any such dividend, Administrative and Collateral Agent shall have received Borrower’s unaudited internally prepared financial statements for the fiscal quarter immediately preceding the date of such dividend, accompanied by a certificate of Borrower’s chief financial officer as to Borrower’s compliance with the terms of this Section 9.11(e) together with such supporting documentation therefor as Administrative and Collateral Agent may reasonably request.”

2.             Consent to Prepayment of Indebtedness of Borrower under the Term Loan Agreement. Notwithstanding Section 9.9(g)(ix) of the Loan Agreement, Lenders hereby consent to the prepayment in full of the Indebtedness of Borrower under the Term Loan Agreement so long as such prepayment is made with the proceeds of the IPO through a capital contribution from Parent to Borrower otherwise permitted under the Loan Agreement.

3.             Consent to Amendment of Affiliate Lease. Notwithstanding Section 9.12(a) of the Loan Agreement, Lenders hereby consent to the amending of the Affiliate Lease pursuant to that certain Amended and Restated Master Lease Agreement, dated on or about the date hereof, a copy of which is attached hereto as Exhibit A.

4.             Effectiveness of this Amendment. Administrative and Collateral Agent must have received the following items, in form and content acceptable to Administrative and Collateral Agent, before this Amendment, and the consents provided for herein are effective.

(a)          Amendment. This Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b)          Amendment Fee. For the benefit of Administrative and Collateral Agent, a non-refundable amendment fee in the amount of Fifty-Five Thousand Dollars ($55,000), which fee is fully earned as of and due and payable on the date hereof.

(c)          Accommodation Fee. For the ratable benefit of the Lenders, a non-refundable accommodation fee in the amount of Nine Hundred Forty-Five Thousand Dollars ($945,000), which fee is fully earned as of and due and payable on the date hereof.

(d)          Representations and Warranties. The representations and warranties set forth herein and in the Loan Agreement must be true and correct.

(e)          Mortgage Agreements. Mortgagee agreements for any premises owned by Parent and leased to Borrower, in form and substance reasonably satisfactory to Administrative and Collateral Agent, executed and delivered by Column Financial, Inc., a Delaware corporation, as the new mortgagee for such premises.

(f)            No Default. No event has occurred and is continuing that constitutes an Event of Default.

(g)           Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Administrative and Collateral Agent.

5.             Representations and Warranties. Borrower represents and warrants as follows:

(a)          Authority. Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party. The execution, delivery and performance by Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b)          Enforceability. This Amendment has been duly executed and delivered by Borrower. This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect.

(c)          Representations and Warranties. The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d)          Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e)          No Default. No event has occurred and is continuing that constitutes an Event of Default.

6.            Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of New York governing contracts only to be performed in that State.

7.            Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or a substantially similar electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or a substantially similar electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

8.            Reference to and Effect on the Financing Agreements.

(a)          Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b)          Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Administrative and Collateral Agent, the Co-Lead Arrangers, the Co-Syndication Agents, the Documentation Agents and the Lenders.

(c)          The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Administrative and Collateral Agent, either Co-Lead Arranger, either Co-Syndication Agent, either Documentation Agent or any Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

(d)          To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

9.            Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Financing Agreements effective as of the date hereof.

10.           Estoppel. To induce Lenders to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Administrative and Collateral Agent, either Co-Lead Arranger, either Co-Syndication Agent, either Documentation Agent or any Lender with respect to the Obligations.

11.           JURY TRIAL WAIVER.      BORROWER, EACH AGENT AND EACH LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AMENDMENT, THE LOAN AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AMENDMENT, THE LOAN AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW

EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, EACH AGENT AND EACH LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AMENDMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.          Integration. This Amendment, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

13.          Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER

BLUELINX CORPORATION

By:	/s/ David J. Morris
Name:	David J. Morris
Title:	Vice President

AGENTS

CONGRESS FINANCIAL CORPORATION,

as Administrative and Collateral Agent, Co-Lead

Arranger and Co-Syndication Agent

By:	/s/ James O'Connell
Name:	James O'Connell
Title:	AVP

GOLDMAN SACHS CREDIT PARTNERS,

L.P.,

as Co-Lead Arranger and Co-Syndication

Agent

By:	/s/ Stephen King
Name:	Stephen King
Title:	Authorized Signatory

DOCUMENTATION AGENTS

BANK OF AMERICA, N.A.,
as a Documentation Agent

By:	/s/ Jang S. Kim
Name:	JANG S. KIM
Title:	VP

WELLS FARGO FOOTHILL, LLC,
as a Documentation Agent

By:	/s/ Juan Barrera
Name:	Juan Barrera
Title:	Vice President

JPMORGAN CHASE BANK,
as a Documentation Agent

By:	/s/ James M. Dailey
Name:	James M. Dailey
Title:	Vice President

LENDERS

CONGRESS FINANCIAL CORPORATION

By:	/s/ James O’Connell
Name:	JAMES O’CONNELL
Title:	AVP

BANK OF AMERICA, N.A.

By:	/s/ Jang S. Kim
Name:	Jang S. Kim
Title:	VP

WELLS FARGO FOOTHILL, LLC

By:	/s/ Juan Barrera
Name:	Juan Barrera
Title:	Vice Presient

GENERAL ELECTRIC CAPITAL
CORPORATION

By:	/s/ Scott J. Lorimer
Name:	Scott J. Lorimer
Title:	ITS Duly Authorized Signatory

GMAC COMMERCIAL FINANCE LLC

By:	/s/ Robert J. Brandow
Name:	Robert J. Brandow
Title:	Director

ING CAPITAL LLC

By:	/s/ William C. Beddingfield
Name:	William C. Beddingfield
Title:	Managing Director

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Anthony Lavinio
Name:	Anthony Lavinio
Title:	Vice President

JPMORGAN CHASE BANK

By:	/s/ James M. Dailey
Name:	James M. Dailey
Title:	Vice President